BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

090403

Filed in the office of	Document Number 20170033767-26
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 01/25/2017 1:37 PM
	Entity Number E0671412011-7

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

Brazil Minerals, Inc.

2. Description of the original document for which correction is being made:

Certificate of Change Pursuant to NRS 78.209

3. Filing date of the original document for which correction is being made: 12/15/2016

4. Description of the inaccuracy or defect:

The effective date and time of effectiveness was incorrectly listed as December 29, 2016 and later incorrectly modified to February 12, 2017 at 12:01am.

5. Correction of the inaccuracy or defect:

The effective date and time of the filling is corrected to be January 27, 2017 at 12:01am.

6. Signature:

X

Authorized Signature — Chief Executive Officer — **Title *** — 01/25/2017 — **Date**

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.